Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our Firm under the caption “Financial Highlights” in the Prospectus of Agile Multi-Strategy Fund and to the reference to our Firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information constituting part of this Prospectus.

/s/ Spicer Jeffries LLP
Greenwood Village, Colorado
February 28, 2006